Exhibit 11.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Regulation A Offering Statement on Form 1-A and related Preliminary Offering Circular of Rise Companies Corp. of our report dated April 15, 2021, relating to the consolidated financial statements of Rise Companies Corp. as of December 31, 2020 and for the year then ended, appearing in the Annual Report on Form 1-K of Rise Companies Corp. for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

McLean, Virginia

January 30, 2023